Exhibit 99.1

WD-40 COMPANY REPORTS THIRD QUARTER SALES AND EARNINGS

SAN DIEGO-July 9, 2012/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2012 of $87.0 million, an increase of 2% from the third quarter last fiscal year. Year-to-date net sales were $257.9 million, up 5% from the same period last fiscal year.

Net income for the third quarter was $9.1 million, an increase of 13% compared to the prior year fiscal quarter. Year-to-date net income was $26.5 million, an increase of 1% from the prior fiscal year period.

Summary

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Third quarter multi-purpose maintenance products sales, which include the WD-40® multi-use product, 3-IN-ONE®, BLUE WORKS® and the WD-40 SpecialistTM product lines, were $73.7 million, up 1% from the same period last fiscal quarter, and $215.9 million year-to-date, up 6% from the same period last fiscal year. The multi-purpose maintenance products are considered a primary focus for the Company. Homecare and cleaning products sales, which include all other brands, were $13.3 million for the third quarter, up 4%, and were $42.0 million year-to-date, up 3%, both as compared to the prior fiscal year periods. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

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Americas segment sales in the third quarter were $43.9 million, down 5% compared to the third quarter last fiscal year and were $130.6 million year-to-date, up 6% compared to the prior fiscal year period. Europe segment sales in the third quarter were $30.1 million, up 7% and were $88.2 million year-to-date, down 3% compared to the same periods last fiscal year. Asia-Pacific segment sales were $13.0 million in the third quarter, up 16% and were $39.1 million year-to-date, up 24% compared to the same periods last fiscal year.

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Diluted earnings per share were $0.57 in the third quarter, compared to $0.47 per share for the same quarter last fiscal year. Year-to-date diluted earnings per share were $1.64 compared to $1.53 in the same period last fiscal year.

“We are pleased with our overall results so far this year and our tribe continues to focus their energy on our key strategic initiatives,” said Garry Ridge, WD-40 Company president and chief executive officer. “However, we are cautious about the continuing volatility of commodity prices and the uncertain economic conditions in Europe and their impact on our overall sales. We expect Europe to come in flat at best for the full year as compared to the prior fiscal year.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 50% for the third quarter and 51% year-to-date; for Europe, 35% for the third quarter and 34% year-to-date; and for Asia-Pacific, 15% for both the third quarter and year-to-date.

“Our sales in the U.S. were down slightly in the quarter because we were going up against the highly successful military promotion for the WD-40 brand which we ran in the third quarter of last fiscal year.” Ridge said. “We continue to meet our expectations in China as we work toward building long-term sustainable growth in that country. We continue to gain local knowledge as we discover the best ways to target our end users, and we continue to strengthen our operations and infrastructure in that complex market.”

Foreign currency exchange rates did not have a material impact on net sales for the third quarter or year-to-date as compared to the prior fiscal year periods.

Gross margin was 49.5% in the third quarter compared to 49.3% in the same quarter last fiscal year. Year-to-date, gross margin was 49.1%, compared to 50.6% in the same period last fiscal year.

“Even though we have seen some recent moderation in the cost of oil, we continue to be concerned about the long-term fluctuations in oil prices, and we do not see how this volatility will subside.” Ridge said. “Moving forward, we expect to see the unstable oil market continue to have more spikes as well as periodic declines. This volatility will make it difficult for us to predict the cost of oil at any given time and we will work diligently to manage these costs.”

Selling, general and administrative expenses were up 1% in the third quarter to $22.7 million and were up 2% year-to-date to $67.3 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were down 6% in the third quarter to $6.7 million compared to the same period last fiscal year and were up 5% year-to-date to $19.5 million compared to the same periods last fiscal year.

“During the quarter we invested less in advertising and promotions due to promotional timing and to keep the Company in line with the uncertainty in the European markets as we manage the supply and demand curves,” Ridge said. “We expect these investments to stay within our historic range of 7.0% to 8.0% of net sales moving forward.”

“We are pleased with our early success in the launch and roll out of the WD-40 Specialist product line in the U.S., Canada and key parts of Europe. We are excited that this product line has given us a platform for growth for the multi-purpose maintenance products,” Ridge said. “ We have learned that the “power of the shield” resonates with our end users and we continue to work on our progression of product innovation as we look to add new products and manage the product portfolio to continue to meet the needs of our end users.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 19, 2012 the regular quarterly dividend of $0.29 per share payable on July 31, 2012 to shareholders of record on July 16, 2012.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the third quarter of 2012, WD-40 Company acquired 182,730 shares at a total cost of $8.2 million under the plan.

Fiscal Year 2012 Guidance

WD-40 Company continues to expect fiscal year 2012 net sales of $353.0 million to $370.0 million. The Company expects net income of $37.2 million to $39.2 million and diluted earnings per share of $2.33 to $2.45 based on an estimated 16.0 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 7.0% to 8.0% of net sales.

“While our guidance has remained unchanged, we expect to come in at the lower end of our guidance due to our concerns about the continuing economic conditions in European markets,” Ridge said.

“We remain focused on executing on our five core strategic initiatives to ensure the long-term growth we are after,” Ridge said. “Our strategic focus continues to be on maximizing the WD-40 brand, being the global leader in our key product categories, continuing our long-term innovation efforts to ensure profitable growth of the company, developing strategic business relationships, and developing our people.”

More detailed information will be available in WD-40 Company’s Form 10-Q which will be filed on July 10, 2012.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products - WD-40® multi-use product and, 3-IN-ONE®, BLUE WORKS® and WD-40 SpecialistTM product lines. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $336 million in fiscal year 2011. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	May 31, 2012	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$71,709	$56,393
Short-term investments	503	533
Trade accounts receivable, less allowance for doubtful accounts of $406 and $412 at May 31, 2012 and August 31, 2011, respectively	53,086	58,324
Inventories	25,744	17,604
Current deferred tax assets, net	4,823	4,849
Assets held for sale	—	879
Other current assets	5,696	4,574

Total current assets	161,561	143,156
Property and equipment, net	9,075	8,482
Goodwill	95,253	95,452
Other intangible assets, net	28,103	29,933
Other assets	2,702	2,754

Total assets	$296,694	$279,777

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,331	$19,373
Accrued liabilities	15,495	15,258
Current portion of long-term debt and short-term borrowings	45,000	10,715
Accrued payroll and related expenses	5,695	7,471
Income taxes payable	1,044	1,413

Total current liabilities	87,565	54,230
Long-term deferred tax liabilities, net	23,372	21,813
Deferred and other long-term liabilities	1,957	2,508

Total liabilities	112,894	78,551

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,095,066 and 18,948,868 shares issued at May 31, 2012 and August 31, 2011, respectively; and 15,769,289 and 16,367,913 shares outstanding at May 31, 2012 and August 31, 2011, respectively	19	19
Additional paid-in capital	121,447	117,022
Retained earnings	188,895	176,008
Accumulated other comprehensive loss	(4,195)	(358)
Common stock held in treasury, at cost — 3,325,777 and 2,580,955 shares at May 31, 2012 and August 31, 2011, respectively	(122,366)	(91,465)

Total shareholders’ equity	183,800	201,226

Total liabilities and shareholders’ equity	$296,694	$279,777

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2012	2011	2012	2011
Net sales	$87,022	$85,536	$257,933	$245,669
Cost of products sold	43,940	43,397	131,370	121,262

Gross profit	43,082	42,139	126,563	124,407

Operating expenses:
Selling, general and administrative	22,736	22,588	67,280	65,866
Advertising and sales promotion	6,702	7,121	19,465	18,565
Amortization of definite-lived intangible assets	504	587	1,669	950

Total operating expenses	29,942	30,296	88,414	85,381

Income from operations	13,140	11,843	38,149	39,026
Other income (expense):
Interest income	61	59	182	167
Interest expense	(159)	(277)	(484)	(818)
Other (expense) income, net	(170)	119	(342)	197

Income before income taxes	12,872	11,744	37,505	38,572
Provision for income taxes	3,736	3,684	10,993	12,325

Net income	$9,136	$8,060	$26,512	$26,247

Earnings per common share:
Basic	$0.57	$0.48	$1.65	$1.55

Diluted	$0.57	$0.47	$1.64	$1.53

Shares used in per share calculations:
Basic	15,872	16,851	15,966	16,880

Diluted	16,008	17,027	16,094	17,063

Dividends declared per common share	$0.29	$0.27	$0.85	$0.81

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Nine Months Ended May 31,
	2012	2011
Operating activities:
Net income	$26,512	$26,247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,691	3,130
Net losses on sales and disposals of property and equipment	4	147
Deferred income taxes	664	466
Excess tax benefits from settlements of stock-based equity awards	(449)	(924)
Stock-based compensation	2,169	2,671
Unrealized foreign currency exchange losses, net	1,128	218
Provision for bad debts	83	108
Changes in assets and liabilities:
Trade accounts receivable	2,381	(3,822)
Inventories	(8,451)	(5,627)
Other assets	(1,293)	3,289
Accounts payable and accrued liabilities	2,195	3,509
Accrued payroll and related expenses	(2,960)	(9,577)
Income taxes payable	1,263	1,635
Deferred and other long-term liabilities	(536)	103

Net cash provided by operating activities	26,401	21,573

Investing activities:
Purchases of property and equipment	(3,043)	(2,004)
Proceeds from sales of property and equipment	1,133	127
Purchases of short-term investments	(529)	—
Maturities of short-term investments	514	—

Net cash used in investing activities	(1,925)	(1,877)

Financing activities:
Repayments of long-term debt	(10,715)	(10,714)
Proceeds from revolving credit facility	99,550	—
Repayments of revolving credit facility	(54,550)	—
Dividends paid	(13,625)	(13,748)
Proceeds from issuance of common stock	3,112	16,518
Treasury stock purchases	(30,901)	(21,302)
Excess tax benefits from settlements of stock-based equity awards	449	924

Net cash used in financing activities	(6,680)	(28,322)

Effect of exchange rate changes on cash and cash equivalents	(2,480)	2,979

Net increase (decrease) in cash and cash equivalents	15,316	(5,647)
Cash and cash equivalents at beginning of period	56,393	75,928

Cash and cash equivalents at end of period	$71,709	$70,281